EXHIBIT 4.1

EXECUTION COPY

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between PAG Partners Limited (“PAG”), a company established in accordance with the law of the British Virgin Islands having its registered office at Commence Chambers, Road Town, Tortola, British Virgin Islands, and Asia Pacific Resources Limited (“APR”), a company established in accordance with the law of Canada having its office at Suite 405 - 555 Sixth Street, New Westminster, BC V3L 5H1, Canada on February 13, 2004.

WHEREAS, APR, through its subsidiary Asia Pacific Potash Corporation (“APPC”), has invested in the exploration, completion of feasibility studies and development of the opportunity to create a commercial potash mining operation in Udon Thani Province in the northern part of the Kingdom of Thailand; and

 WHEREAS, APPC was granted rights pursuant to a Concession Agreement with the government of Thailand with respect to two potash deposits in northern Thailand (which deposits are known and referred to as “Udon South” and “Udon North,” respectively, and collectively, the “Udon Projects”); and

WHEREAS, PAG has offered to make available to APR PAG’s expertise to secure a commercially viable mining license for Udon South and to assist in securing special prospecting licenses (“SPLs”) or otherwise perfect APPC rights to Udon North; and

WHEREAS, APR wishes to retain PAG to provide consulting services on the terms and conditions set forth herein; and

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

CONSULTING SERVICES

Section 1.1

Services.  PAG shall use its commercially reasonable best efforts to provide the following services to APR (collectively, the “Services”):

(a)

Recommend, screen and secure a suitable, credible and high profile candidate to act as the main negotiator (with respect to the Services described in this Section 1) for APR and APPC, with the government of Thailand, subject to APR’s approval and acceptance in its sole discretion;

(b)

 Identify key constituencies and, in conjunction with APR and subject to APR’s review and acceptance in APR’s sole discretion, develop a negotiating strategy for the grant of a mining license for Udon South;

(c)

In conjunction with APR and subject to APR’s review and acceptance in APR’s sole discretion, develop a mutually acceptable transaction structure to obtain long-term support from the government of Thailand for the Udon South project and the grant of a mining license;

(d)

Support APR’s efforts to apply for and secure a mining license for Udon South on terms acceptable to APR in its sole discretion acting reasonably from the perspective of its fiduciary and pecuniary interest; and

(e)

Support APR’s efforts to apply for and secure SPLs or otherwise perfect APPC’s rights to Udon North.

Section 1.2

Communications.  APR agrees to notify PAG prior to any meeting APR or APPC has with any officials from the government of Thailand regarding the Udon Projects and prior to issuing any press releases or media announcements or engaging in any interviews in Thailand related to the Udon Projects.  PAG agrees to consult with APR prior to tabling any proposals on behalf of APR or APPC with any officials from the government of Thailand or any other parties regarding the Udon Projects and to notify APR as to the subject of any proposed formal meetings with the government of Thailand. In addition, PAG agrees to report the results of any such formal meetings to APR immediately following any such meetings.

Section 1.3

Reimbursable Expenses.  Entertainment and other direct reasonable expenses incurred by PAG in relation to provision of the Services will, so long as such expenses are approved in advance in writing by APR, be reimbursed by APR.

Section 1.4

Reports.  PAG shall provide APR or its designee with regular status reports regarding the Services and shall inform APR immediately if for any reason PAG ceases, or materially reduces, devoting time or resources toward obtaining the mining license for Udon South or the SPLs for Udon North.

ARTICLE II

FEES

Section 2.1

Success Fee.  Upon receipt by APPC of a mining license for Udon South on terms acceptable to APR in its sole discretion acting reasonably from the perspective of its fiduciary and pecuniary interest (the “Udon South License”), a success fee in the amount of US$5 million shall be payable by APR to PAG as follows: (i) US$2 million shall be due on the date that is 30 days following the receipt by APPC of the Udon South License; and (ii) US$3 million shall be due on the date that is 60 days following such receipt by APPC.

Section 2.2

Share Options.

(a)

Subject to the terms and conditions contained herein APR shall grant to PAG options (the “Options”) to purchase 9.28 million common shares of APR, such grant to be made without undue delay and as soon as practicable (but in no event later than 4 weeks) following execution of this Agreement.

(b)

The per share exercise price of the Options shall equal C$0.30.  Any portion of the Options that vest in PAG pursuant to Section 2.2(c) below shall be exercisable at any time during the nine-month period following the one-year anniversary of the date of grant and thereafter shall expire and be of no further force or effect.

(c)

The Options granted pursuant to Section 2.2(a) shall vest in PAG as follows: (i) 100% of the Options on the date of receipt of the Udon South License by APPC, if the Udon South License is received prior to the end of 21 weeks following execution of this Agreement, (ii) a percentage equal to 100% of the Options minus the product of 25% and a fraction, the numerator of which equals the number of days that have elapsed after the end of the 21st week following execution of this Agreement and the denominator of which equals 147, on the date of receipt of the Udon South License by APPC, if the Udon South License is received after the end of the 21st week but prior to the end of the 42nd week following execution of this Agreement and (iii) 0% of the Options, if the Udon South License has not been received at the end of the 42nd week following execution of this Agreement.

Section 2.3

Units.

(a)

Subject to approval by the Toronto Stock Exchange (which APR shall use its commercially reasonable best efforts to obtain), immediately following receipt by APPC of the Udon South License, APR shall issue to PAG a number of Units (defined below) equal to the lesser of (x) 2 million Units and (y) a number of Units having an aggregate value equal to C$0.8 million, calculated by valuing each Unit as the sum of the Prevailing Stock Price plus the value of a Warrant on the date of issuance (calculated using the Black Scholes method and the assumptions set forth on Appendix A hereto) ; provided, that (i) if the Udon South License is received after the end of the 21st week but prior to the end of the 42nd week following execution of this Agreement, the number of Units issued pursuant to this Section 2.3(a) shall be reduced by 100% multiplied by a fraction, the numerator of which equals the number of days that have elapsed after the end of the 21st week following execution of this Agreement and the denominator of which equals 147 and (ii) if the Udon South License is received after the end of the 42nd week following execution of this Agreement, the number of Units issued pursuant to this Section 2.3(a) shall be reduced to equal zero. If the Toronto Stock Exchange does not approve the issuance of the Units to PAG within three months after receipt of the Udon South License by APPC, APR shall issue to PAG a number of common shares of APR having a value (based on the Prevailing Stock Price) equivalent to the value of the number of Units PAG would have received under this Section 2.3(a) had the Toronto Stock Exchange approved the issuance of the Units.

(b)

Subject to approval by the Toronto Stock Exchange (which APR shall use its commercially reasonable best efforts to obtain), immediately following receipt by APPC of the Udon North SPLs, APR shall issue to PAG a number of Units equal to the lesser of (x) 4 million Units and (y) a number of Units having an aggregate value equal to C$1.6 million, calculated by valuing each Unit as the sum of the Prevailing Stock Price plus the value of a Warrant on the date of issuance (calculated using the Black Scholes method and the assumptions set forth on Appendix A hereto); provided, that (i) if the Udon North SPLs are received after the end of the 21st week but prior to the end of the 42nd week following execution of this Agreement, the number of Units issued pursuant to this Section 2.3(b) shall be reduced by 50% multiplied by a fraction, the numerator of which equals the number of days that have elapsed after the end of the 21st week following execution of this Agreement and the denominator of which equals 147 and (ii) if the Udon North SPLs are received after the end of the 42nd week following execution of this Agreement, the number of Units issued pursuant to this Section 2.3(b) shall be reduced to equal zero. If the Toronto Stock Exchange does not approve the issuance of the Units to PAG within three months after receipt of the Udon North SPLs by APPC, APR shall issue to PAG a number of common shares of APR having a value (based on the Prevailing Stock Price) equivalent to the value of the number of Units PAG would have received under this Section 2.3(b) had the Toronto Stock Exchange approved the issuance of the Units.

(c)

 For purposes of this Agreement, a “Unit” shall consist of one common share of APR and a warrant, exercisable for a period of six months following its relevant issuance date, to acquire one common share of APR at an exercise price equal to a 20% premium over the Prevailing Stock Price (the “Warrant”).  “Prevailing Stock Price” means the weighted average price of one common share of APR during the last 5 days prior to the date of issuance of the Units or common shares, as the case may be.

ARTICLE III

WARRANTIES

Section 3.1

APR warrants to the PAG that each statement contained in section 3.2  ("Warranty") is true accurate and not misleading at the date of this Agreement.

Section 3.2

APR hereby warrants to the PAG:

(a) It is a limited company established in Canada and has been in continuous existence since incorporation.

(b) It has the right, power and authority and has taken all action necessary to execute, deliver and exercise its rights, and perform its obligations, under this Agreement.

(c) APR's obligations under this Agreement are enforceable in accordance with its terms.

(d) Subject to any requisite approval of the Toronto Stock Exchange and any other regulatory authority, APR has the power and authority to issue the shares and the warrants underlying the Options and the Units.

(e) Subject to any requisite approval of the Toronto Stock Exchange and any other regulatory authority and any conditions that may be contained in such approval, no third party consent (including shareholder's approval) is required for APR to issue the shares underlying the Options and the Units.

Section 3.2

PAG hereby warrants to the APR:

(a) It is a limited company established in the British Virgin Islands and has been in continuous existence since incorporation.

(b) It has the right, power and authority and has taken all action necessary to execute, deliver and exercise its rights, and perform its obligations, under this Agreement.

(c) PAG's obligations under this Agreement are enforceable in accordance with its terms.

(d) No third party consent is required for PAG to execute, deliver and perform this Agreement.

Section 3.4

Remedies  If, at any time during the term this Agreement APR is in material breach of any provision of this Agreement, PAG may, by notice in writing to APR, terminate this Agreement. If PAG terminates this Agreement pursuant to this section, APR shall indemnify PAG and keep PAG indemnified, on demand, against all its costs relating to the termination of this Agreement without prejudice to any statutory or other remedies PAG may have.   If, at any time during the term this Agreement PAG is in material breach of any provision of this Agreement, APR may, by notice in writing to PAG, terminate this Agreement. If APR terminates this Agreement pursuant to this section, PAG shall indemnify APR and keep APR indemnified, on demand, against all its costs relating to the termination of this Agreement without prejudice to any statutory or other remedies APR may have.

ARTICLE IV

MISCELLANEOUS

Section 4.1

Term. This Agreement shall terminate 42 weeks following the date of its execution if prior to that time APPC has not received a mining license for the Udon South project, on terms acceptable to APR in its sole discretion, acting reasonably from the perspective of its fiduciary and pecuniary interest; provided, that APR may terminate this Agreement at any time on five (5) business days notice following the date after the time-limit for any Milestone (as defined below) which has not been reached. “Milestone” means each of the following: (i) registration of the mining lease application for Udon South prior to the 100th day following the execution of this Agreement, (ii) verification of support by the Ministry of the Environment for the mining lease for Udon South prior to the 190th day following the execution of this Agreement, (iii) approval of the Environmental Impact Assessment/Supplemental Information by the expert panel of the Ministry of the Environment prior to the 190th day following the execution of this Agreement and (iv) commencement of the public hearing for the mining lease application for Udon South prior to the 190th day following the execution of this Agreement. Should APR not give written notice to PAG within 5 business days following the date that the milestone was not being reached, the right to terminate the Agreement is deemed to have been waived by APR.

Section 4.2

Confidentiality.  The parties shall comply with the terms of the confidentiality agreement previously executed by them on December 19, 2003 and, for the avoidance of doubt, any information relating to the subject matter of this Agreement shall be deemed to be "Confidential Information" under the said confidentiality agreement.

Section 4.3

Compliance with Applicable Law. The parties agree to comply with all applicable laws, including the United States Foreign Corrupt Practices Act of 1977, as amended (and any other applicable anti-bribery laws), securities laws and other rules and regulations applicable to APR as a publicly listed company.

Section 4.4

Authorization; No Consents.  The parties each represent, warrant and agree that they have the right to enter into this Agreement, to perform the obligations hereunder, and that the consent of no other party is required.

Section 4.5

Assignment.  Except as expressly contemplated herein, no party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party; provided, that the consent of PAG shall not be required with respect to the assignment by APR of its rights (but, for the avoidance of doubt, not any of its obligations) hereunder to (i) APPC or (ii) any entity formed to pursue the Udon Projects.

Section 4.6

Amendment; Waiver.  This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of APR and PAG.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the party waiving such provision.  No failure or delay by a party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by a party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights, powers or remedies provided at law or in equity.

Section 4.7

Partial Validity.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting, in any way, the remaining provisions thereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction and such remaining provisions shall nevertheless remain in full force and effect.

Section 4.8

Entire Agreement.  This Agreement and the confidentiality agreement concluded by the parties on December 19, 2003 contain the full and complete understanding among the parties hereto, supersede all prior agreements and understandings, whether written or oral, pertaining thereto, and cannot be modified except by a written instrument signed by each party hereto.

Section 4.9

No Partnership.  Nothing contained herein shall be deemed to create any association, partnership or joint venture between the parties.

Section 4.10.

Governing Law.  This Agreement is to be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 4.11.

Counterparts.  This Agreement may be executed in counterparts, all of which taken, together shall be deemed original.

Section 4.12.

Dispute Resolution.  Any dispute, claim or controversy arising out of or in connection with the subject matter of this Agreement shall be finally settled by arbitration in accordance with the Rules of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules.  The arbitration shall be conducted in the English language at Hong Kong, China.  Judgment on the award may be entered by any court of competent jurisdiction.

Section 4.13.

Notification of Advisors.  APR shall notify PAG of any other advisors or consultants that it has retained or retains in the future in connection with the Services.

Section 4.14   Notices

(a) Any notice or other communication in connection with this Agreement must be in writing in the English language and must be:

(i)

delivered personally; or

(ii)

sent by an established courier service; or

(iii)

if sent overseas, by prepaid air mail; or

(iv)

sent by fax;

to the party due to receive the notice or communication at its address set out below or such other address as a party may specify by notice in writing to the other.

(b) In the absence of evidence to the contrary, a notice or other communication is deemed given:

(i)

if delivered personally, when left at the address referred to in section 4.14 (a) ;or

(ii)

if sent by an established courier service, three days after posting it; or

(iii)

if sent by air mail, six days after posting it; or

(iv)

if sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.

(c) The address referred to section 4.14 (a)  is:

In the case of the PAG:

16/F St John's Building

33 Garden Road

Hong Kong

Phone:

852 2918 0088

Fax:

852 2918 0881

For the attention of:

Chris Gradel

In the case of the APR:

Suite 2002, Abdulrahim Place

990 Rama IV Road, Silom

Bangrak, Bangkok, 10500

Thailand

Tel: 662 636 1600
Fax 662 636 1599

For the attention of:  John Bovard

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PAG PARTNERS LIMITED

/signed/ by PAG PARTNERS REPRESENTATIVE

ASIA PACIFIC RESOURCES LIMITED

/signed/ by ASIA PACIFIC RESOURCES LIMITED REPRESENATIVE

Appendix A

This appendix summarizes the mechanism for the valuation of units

1 Unit = 1 Share at the Prevailing Stock Price + 1 Warrant

Value of 1 Warrant would be calculated using the Black Scholes option pricing formula from Bloomberg for pricing of options with the following inputs

  Stock Price – Prevailing Stock Price

  Exercise Price – 20% premium to the Prevailing Stock Price

  Volatility – 90 day volatility as determined from Bloomberg

  Interest rate – 6 month Canadian interest rate as determined from Bloomberg

  Days to Expiration – 180 days

  Dividend rate – 0%